EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement") dated April 4, 1997, 1997, among EMCON, a California corporation ("Seller" or "EMCON"), COLUMBIA ANALYTICAL SERVICES, INC., a Washington corporation ("CAS"), the members of the senior management employee group of CAS listed on the signature page hereto ("Management Purchasers") and NORTHWESTERN TRUST, as the trustee (the "Trustee") of the COLUMBIA ANALYTICAL SERVICES, INC., EMPLOYEE STOCK OWNERSHIP TRUST ("ESOT Purchaser").

                                R E C I T A L S:

         Pursuant  to a  Plan  of  Recapitalization  ("Recapitalization")  under
Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended ("Code"), a copy of which is attached hereto as Exhibit A, the Seller owns the following shares of stock in CAS: 1,250,000 shares of Class A Common Stock ("Common Stock"), 4,000,000 shares of Class A Super Common Stock ("Super Common Stock"), and 500,000 shares of Class A Preferred Stock ("Preferred Stock"). The Seller desires to sell to ESOT Purchaser and CAS certain of these shares in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE 1.
                           Purchase and Sale of Stock

     1.1 Purchase by ESOT Purchaser. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell to the ESOT Purchaser, and the ESOT Purchaser shall purchase from the Seller, 4,000,000 shares of Super Common Stock ("Super Common Shares") for a total purchase price of $5,000,000.

     1.2 Purchase by CAS. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell to CAS, and CAS shall purchase from the Seller, 1,250,000 shares of Common Stock ("Common Shares") for a total purchase price of $500,000.

     1.3 Stock Retained by Seller. Seller shall retain the 500,000 shares of Preferred Stock.

     1.4 Sale of Stock By CAS. Subject to the terms and conditions of this Agreement, within five (5) business days following Closing, CAS shall sell to the Management Purchasers, and the Management Purchasers shall purchase from CAS a total of 461,538 shares of Common Stock for a total purchase price of $300,000. The shares of Common Stock shall be distributed among the Management Purchasers as shown on Schedule 1.4.

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     1.5 Options to Management  Purchasers.  At Closing, CAS shall grant options to the Management Purchasers to purchase the number of shares of Common Stock shown on Schedule 1.5 hereof. The Stock Option shall be in the form attached hereto as Exhibit 1.5.

                                   ARTICLE 2.
                            ESOT Purchaser Financing

         The obligation of the ESOT Purchaser to purchase the shares of Seller as provided in Section 1.1 is conditioned upon ESOT Purchaser obtaining the necessary financing. ESOT Purchaser intends such financing to be as follows:

     2.1 Bank Financing. CAS will undertake to obtain a $3,500,000 loan from a financial institution. Upon receipt of the proceeds of that loan, CAS will then loan $3,500,000 to ESOT Purchaser upon the same terms and conditions as the loan from the financial institution and which shall be in the form of the ESOT Loan and Pledge Agreement attached as Exhibit 2.1. The ESOT Purchaser shall use the loan proceeds to pay part of the purchase price referred to in Section 1.1.

     2.2 Seller Financing. Seller agrees to loan to CAS the sum of $1,500,000 upon the terms and conditions of the Subordinated Promissory Note attached hereto as Exhibit 2.2. CAS agrees to loan to the ESOT the sum of $1,500,000 which shall be in the form of the ESOT Loan and Pledge Agreement attached as
Exhibit 2.1. The ESOT Purchaser shall use the loan proceeds to pay part of the purchase price referred to in Section 1.1.

     2.3 Contributions. CAS shall make cash contributions to the ESOT Purchaser in such amounts and at such times which, together with any cash dividends that may be declared by CAS with respect to the Class A Super Common Shares, will enable the ESOT Purchaser to pay when due all amounts owing by the ESOT Purchaser under the Notes to CAS described in Section 2.1 and 2.2, whether for principal or interest. A contribution or dividend by the CAS to the ESOT Purchaser to enable the ESOT Purchaser to make any given payment shall be made sufficiently prior to the date such payment is due to provide for timely payment.

                                   ARTICLE 3.
                                    Closing

     3.1 Time and Place. The exchange of items described in Section 3.2 below ("the Closing") shall be held at the offices of CAS, located at 1317 South 13th Avenue, Kelso, Washington, at 10 a.m., local time, on April 4, 1997, or at such other time and place as shall be mutually agreed upon by the parties. The date of the Closing is sometimes referred to herein as the "Closing Date."

     3.2 Deliveries. On the Closing Date (a) CAS and the ESOT Purchaser shall execute and exchange counterparts of the ESOT Loan and Pledge Agreement in the form attached hereto as Exhibit 2.1; (b) the ESOT Purchaser and CAS shall deliver to the Seller payment by federal wire transfer or cashier's checks representing the purchase price in accordance with Section 1.1 and 1.2 above;
(c) the  Seller  shall  deliver  to the  ESOT  Purchaser  and  CAS  certificates


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representing  the Super  Common  Shares and Common  Shares,  respectively,  duly endorsed to the ESOT Purchaser and CAS or accompanied by duly executed stock powers, in transferable form with all requisite stock transfer stamps attached; and (d) the parties shall deliver all other documents or agreements required by this Agreement.

                                   ARTICLE 4.
                          Other Transactions at Closing

     4.1 Subordinated Promissory Note. CAS and Seller acknowledge that CAS currently owes to Seller the sum of $1,718,615.64. As a condition to the purchase of the shares by the ESOT Purchaser, Seller has agreed that this debt shall be represented by a Subordinated Promissory Note from CAS in the form attached hereto as Exhibit 4.1.

     4.2 Terms of Subordination. The two Subordinated Promissory Notes referred to in Section 2.2 and 4.1 ("EMCON Notes") shall be subordinated to the bank financing referred to in Section 2.1 and an operating line of credit for CAS not to exceed $1,200,000. The operating line of credit may increase, with the approval of Seller, in its sole discretion, at the rate of $1.00 for every $2.00 in principal reduction under the EMCON Notes.

     4.3 Security for EMCON Notes. The obligations of CAS under the EMCON Notes shall be secured by an assignment by CAS of the Stock Pledge Agreement between CAS and the ESOT. The form of assignment is attached hereto as Exhibit 4.3.

     4.4 Purchase of Seller's Shares. At Closing, Seller will pay to CAS, via wire transfer, a total of Two Hundred Six Thousand Four Hundred Fifty-six Dollars and Forty-three cents ($206,456.43). Four Hundred Eighty-seven Dollars and Forty-three cents ($487.43) of such sum represents reimbursement of the cost incurred by CAS pursuant to Section 4.6 below for the policy of title insurance on the property. CAS will promptly distribute the balance of such monies (net of applicable withholding) to those persons and in the amounts listed on Schedule
4.4 in final  satisfaction  of  Seller's  agreements  to (a)  cancel  its Salary
Continuation Agreements with Steve Vincent; (b) buy back shares of EMCON restricted stock held by CAS employees; and (c) cash out options to purchase EMCON common stock held by CAS employees. Following the Closing, CAS shall be responsible for the payment of all income tax, withholding, and other payroll-related taxes on all the payments described in this Section 4.4.

     4.5 State/Federal Taxes. The following amounts shall be treated as additional contributions to capital to CAS by Seller: (a) All intercompany payable amounts owed by Seller to Purchaser for past years accrued local, state, and/or federal income taxes up through April 4, 1997; and (b) all debt owed by CAS to Seller relating to Columbia Aquatics. Seller agrees to be solely responsible for the payment of these liabilities.

     4.6 Kelso Property. The land and real property improvements for the Kelso, Washington, real estate legally described on Schedule 4.6 hereof ("Property") shall be distributed to Seller by CAS as a dividend. At the Closing, CAS shall convey to Seller by warranty deed ("Deed") the fee title to the Property. The form of the Deed shall be subject to the reasonable approval of Seller and CAS.


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The Property  shall be conveyed to Seller  subject only to  non-delinquent  real property taxes and assessments and those certain exceptions to title set forth in that certain preliminary report issued as order No. 111643 by Cowlitz County Title Company (the "Title Company") and dated March 3, 1997 (collectively, the "Approved Exceptions to Title"). At the Closing, the Title Company shall issue a standard ALTA Owner's Policy of Title Insurance to EMCON in the amount of $300,000, subject only to the Approved Exceptions to Title. At the Closing, CAS and Seller shall also execute a Lease Agreement in the form attached hereto as
Exhibit 4.6 (the "Lease Agreement"), pursuant to which CAS shall lease the Property from Seller for a period of ten (10) years. Subject to reimbursement by Seller pursuant to Section 4.4 above, CAS shall pay for the policy of title insurance issued in connection with the foregoing. CAS shall pay for all transfer taxes, escrow fees, and other closing charges in connection therewith.

     Prior to Closing, CAS will deposit the duly executed and notarized Deed into escrow for recordation at the Closing upon telephone confirmation by both parties that the Closing has occurred with respect to the transfer of the Super Common Shares and the Common Shares. Both parties shall deposit with the Title Company their respective portions of the closing costs hereunder, escrow instructions sufficient to close escrow and cause issuance of the Title Policy at the Closing, and such other documents as may be reasonably necessary to close the escrow.

                                   ARTICLE 5.
                     Seller's Representations and Warranties

     Subject to the limitations set forth in Article 10, the Seller represents and warrants to the ESOT Purchaser, as follows, and, subject to the limitations set forth in Article 10 hereof, Seller represents and warrants to CAS the statements set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.7, 5.8, 5.9, and
5.10:

     5.1 Title to Stock. The Seller is the record and beneficial owners of the Shares, which, as of closing, shall be free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction (on transferability or otherwise) whatsoever in law or in equity. The delivery to CAS and the ESOT Purchaser on the Closing Date of certificates for the Common Shares and Super Common Shares will convey to CAS and the ESOT Purchaser respectively lawful and valid title thereto, free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction whatsoever, except those created by the ESOT Loan Agreement and the EMCON Notes.

     5.2 Necessary Authority; Enforceability. The Seller has the legal competence and full power to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

     5.3 No Conflicts. Except for the consents listed on Schedule 5.3, all of which consents have been or are being delivered concurrently herewith, the execution, delivery and performance of this Agreement by the Seller and the Seller's consummation of the transactions contemplated hereby, do not and will not (i) require the consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person, (ii) conflict with or result in any material violation of or


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

default under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which the Seller is party or by which it may be bound, (iii) conflict with or result in any violation of or default under any provision of the Articles of Incorporation or the By-Laws of the Seller, (iv) violate any law, ordinance, rule, regulation, judgment, order or decree applicable to the Seller, or (v) result in the creation of any security interest, claim, lien, charge or encumbrance upon any of the Common Shares and Super Common Shares except as set forth in the ESOT Loan Agreement and the EMCON Notes.

     5.4 Authorized and Outstanding Stock

        (a) Prior to implementation of the Recapitalization, the authorized stock of CAS consisted of 100,000 shares of common stock, of which 10,000 shares were issued and outstanding in the name of Seller. After the Recapitalization, the capitalization of CAS is as follows: 3,500,000 authorized shares of Class A Common Stock, of which 1,250,000 shares are issued and outstanding; 10,000,000 authorized shares of Class A Super Common Stock, of which 4,000,000 shares are issued and outstanding; and 500,000 authorized shares of Class A Preferred Stock, of which 500,000 shares are issued and outstanding. All of the foregoing outstanding shares are owned by Seller. To Seller's knowledge, all outstanding shares have been duly authorized and are validly issued, fully paid, nonassessable and issued in full compliance with the preemptive rights of any existing shareholders and in full compliance with all applicable federal and state securities laws. Except as set forth in Schedule 5.4, to Seller's knowledge, no shares of the capital stock of CAS have been reserved for issuance for any purposes, and there are no outstanding rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind outstanding to purchase or otherwise acquire from CAS, or to cause CAS to issue or sell any shares of its authorized stock or securities or obligations of any kind convertible into, exchangeable for or evidencing the right to acquire any shares of its authorized stock.

        (b) To Seller's actual knowledge, there are no other shares or classes of shares of authorized or outstanding capital stock of CAS. Notwithstanding the fact that Stephen Vincent or any other executive officer of CAS may have been deemed to be an executive officer of Seller under the Securities Exchange Act of 1934 or any other law or regulation. Seller shall not be deemed to have possessed knowledge of any facts or circumstances solely by virtue of Mr. Vincent's or such other executive officer's knowledge of such facts or circumstances for the purposes of the representation set forth in this Section 5.4(b).

     5.5 Taxes. Seller has duly filed all consolidated federal, state, local and foreign income tax returns necessary to be filed by it (all such returns being true and correct in all material respects) and Seller has duly paid or made provisions for the payment of all taxes (including any interest or penalties) which are due or payable pursuant to such returns or pursuant to any assessment with respect to federal, state, and local income taxes, whether or not in conjunction with such returns, through the date of Closing.

     Except as set forth on Schedule 5.5 attached hereto, to Seller's knowledge, there are no pending or threatened examinations or audits of the returns and reports of Seller for CAS's operations or any claims asserted for taxes or assessments of Seller for CAS operations nor are there outstanding agreements or waivers extending the statutory period of limitations applicable to any consolidated income tax return of Seller for any period. Seller has not prepared and filed a consolidated income tax return for the year ending December 31,



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1996. Taxes will be due on account of the filing of said returns. Seller has and will have obligations to pay all local, state and federal income taxes for CAS operations with respect to periods up to April 4, 1997.

     5.6 Undisclosed Liabilities. Except as set forth on Schedule 5.6 attached hereto, Seller has not obligated CAS nor caused CAS to incur any liabilities, whether absolute, accrued, contingent or otherwise, whether due or to become due other than such liabilities Seller shall continue to be solely responsible for.

     5.7 Benefit Plan. Except as set forth on Schedule 5.7, Seller has no plans of the following types which may result in any liability to CAS or its officers or directors: pension, profit-sharing, stock bonus, or other plan which is "qualified," or is intended to be "qualified" under Section 401(a) of the Code, or any bonus, deferred compensation, hospitalization or other medical stock purchase, life or other insurance, golden parachute agreements or other employee benefit plan or arrangement.

     5.8 Financial Statements. Attached hereto as Schedule 5.8 are true and complete copies of Seller's auditors workpapers showing the balance sheets of CAS at December 31, 1994, December 31, 1995, and the related statements of income, stockholders' equity and cash flows for the fiscal years then ended (collectively, the "Annual Financial Statements"), and an audited balance sheet and related statement of income of EMCON for the year ended December 31, 1996 (collectively, the Balance Sheet and the Statements may hereinafter be referred to as the "Financial Statements").

        (a) To Seller's knowledge, the Annual Financial Statements (including the notes thereto) present fairly the financial condition and results of operations of CAS at and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

        (b) To Seller's knowledge, CAS has no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent, known or unknown, due or to become due or otherwise, which, in accordance with generally accepted accounting principles are required to be set forth on a balance sheet, except (i) as reflected in its December 31, 1996, balance sheet included as part of the Financial Statements and not heretofore discharged, (ii) as incurred as a result of the normal and ordinary course of its business since the date of such balance sheet, none of which is materially adverse.

     5.9 No Liens and Encumbrances. Except as set forth on Schedule 5.9, or as otherwise contemplated by this Agreement, Seller has not placed or caused to be placed any lien, security interest, or other encumbrance upon the personal property of CAS.

     5.10 Representations Complete. None of the representations and warranties made by the Seller herein, nor any statement made in any Schedule, Exhibit or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, not misleading.

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                                   ARTICLE 6.
       Sellers' and Management Purchasers' Representations and Warranties

     The Management Purchasers jointly and severally represent and warrant to the ESOT Purchaser as follows, and, subject to the limitations set forth in
Article 10 hereof, the Seller represents and warrants to the ESOT Purchaser, to Seller's knowledge, as follows:

     6.1 Subsidiaries. Schedule 6.1 attached hereto lists all subsidiaries, partnerships and other entities which CAS has organized or in which it has owned an interest (other than publicly traded corporations or entities in which it has held a de minimis interest for investment purposes) and the status of CAS's ownership in such entitles on the date hereof. Except as disclosed in Schedule 6.1, immediately after the Closing, there will be no corporation which is a member of the same "controlled group of corporations" as CAS, as determined under Section 1563(a) of the Code.

     6.2 Litigation and Contracts. Schedule 6.2 attached hereto contains a true and complete list of all actions, suits, proceedings, arbitrations or investigations pending or threatened against CAS (or any of its respective officers or directors in connection with the business or affairs of CAS or the transactions contemplated hereby), before any court or governmental body, United States or foreign ("Proceeding" or "Proceedings"). The status of each Proceeding is set forth on Schedule 6.2. As of the date hereof, except as described in
Schedule 6.2, the claims which are the subject of each Proceeding and the defense thereof is covered by insurance as described on Schedule 6.2 or a sufficient cash reserve has been set aside by CAS with the result that the Proceedings, in the aggregate, will not require any currently unfunded material payments by CAS or any other commitments, other than the time expended by officers and employees in connection with testimony or other participation in the defense of the Proceedings. CAS is not in default in any material respect on any of its contracts, agreements or evidences of indebtedness, and no party to any contract or agreement with CAS which is material to the conduct of CAS's business, is in default in any material respect under any such contract or agreement.

                                   ARTICLE 7.
          CAS and Management Purchasers Representations and Warranties

     CAS and the Management Purchasers jointly and severally represent and warrant to Seller and the ESOT Purchaser as follows:

     7.1 Necessary Power and Authority; Enforceability. CAS has all requisite power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated herein, have been duly authorized by all necessary action on the part of CAS's Board of Directors and shareholders. This Agreement has been duly executed and delivered on behalf of CAS by the authorized corporate officers and constitutes CAS's valid and legally binding obligation, enforceable against CAS in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

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     7.2 No  Conflicts.  Except for the consents  listed on Schedule 7.2, all of which consents have been or are being delivered concurrently herewith, the execution, delivery and performance of this Agreement by CAS and CAS's consummation of the transactions contemplated hereby, do not and will not (i) require the consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person, (ii) conflict with or result in any violation of or default under any provision of
any  mortgage,   indenture,  lease,  agreement  or  other  instrument,   permit,
concession, grant, franchise or license to which CAS is party or by which any of its outstanding Shares are or may be bound, (iii) conflict with or result in any violation of or default under any provision of the Articles of Incorporation or the By-Laws of CAS, (iv) violate any law, ordinance, rule, regulation, judgment, order or decree applicable to CAS, or (v) result in the creation of any security interest, claim, lien, charge or encumbrance upon any of the outstanding Shares of CAS, except as set forth in the ESOT Loan Agreement and EMCON Notes.

        Authorized and Outstanding Stock. Prior to implementation of the Recapitalization, the authorized stock of CAS consisted of 100,000 shares of common stock, of which 10,000 shares were issued and outstanding in the name of Seller. After the Recapitalization, the capitalization of CAS is as follows:
3,500,000 authorized shares of Class A Common Stock, of which 1,250,000 shares are issued and outstanding; 10,000,000 authorized shares of Class A Super Common Stock, of which 4,000,000 shares are issued and outstanding; and 500,000 authorized shares of Class A Preferred Stock of CAS, of which 500,000 shares are issued and outstanding. All of the foregoing outstanding shares are owned by Seller. There are no other shares or classes of shares of authorized or outstanding capital stock of CAS. All outstanding shares have been duly authorized and are validly issued, fully paid, nonassessable and issued in full compliance with the preemptive rights of any existing shareholders and in full compliance with all applicable federal and state securities laws.

        Except as set forth in Schedule 7.3, no shares of the capital stock of CAS have been reserved for issuance for any purposes, and there are no outstanding rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind outstanding to purchase or otherwise acquire from CAS, or to cause CAS to issue or purchase, any shares of its authorized stock or securities or obligations of any kind convertible into, exchangeable for or evidencing the right to acquire any shares of authorized stock.

     7.4 Litigation and Contracts. Schedule 7.4 attached hereto contains a true and complete list of all actions, suits, proceedings, arbitrations or investigations pending or threatened against CAS (or any of its respective officers or directors in connection with the business or affairs of CAS or the transactions contemplated herewith), before any court or governmental body, United States or foreign ("Proceeding" or "Proceedings"). The status of each Proceeding is set forth on Schedule 7.4. As of the date hereof, except as described in Schedule 7.4, the claims which are the subject of each Proceeding and the defense thereof is covered by insurance as described on Schedule 7.4 or a sufficient cash reserve has been set aside by CAS with the result that the Proceedings, in the aggregate, will not require any currently unfunded material payments by CAS or any other commitments, other than the time expended by officers and employees in connection with testimony or other participation in the defense of the Proceedings. CAS is not in default in any material respect on any of its contracts, agreements or evidences of indebtedness, and no party to any contract or agreement with CAS which is material to the conduct of CAS's business, is in default in any material respect under any such contract or agreement.

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     7.5 Corporate  Organization  and Good Standing of CAS. CAS is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Washington and has all requisite power and authority (corporate and other) to own, operate and lease its properties and to carry on its business as such business is now being conducted. CAS is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where its present activities require it to be so qualified, licensed or in good standing. Schedule 7.5 attached hereto contains a list of all jurisdictions in which CAS is qualified or licensed to transact business as a foreign corporation. CAS has not received any written notice or assertion within the last three years from the Secretary of State or comparable official of any jurisdiction to the effect that CAS is required to be qualified or otherwise authorized to do business therein, in which CAS has not qualified or obtained such authorization.

     7.6 Employee Benefit Plans. Except as set forth on Schedule 7.6 attached hereto, CAS maintains no pension, profit-sharing, stock bonus or other plan which is "qualified," or is intended to be "qualified" under Section 401(a) of the Code. Schedule 7.6 contains an accurate and complete list of each bonus, deferred compensation, hospitalization or other medical, stock purchase, life or other insurance, and each other employee benefit plan or arrangement of CAS (collectively, the "Plans"). CAS has heretofore delivered to the ESOT Purchaser true and complete copies of the documents governing all such Plans as in effect on the date hereof. Each of the Plans has been administered in material compliance with its terms and all filing, reporting, disclosure and other requirements of the Employee Retirement Income Security Act of 1974, as amended "ERISA"). CAS has no plan or commitment, whether formal or informal and whether legally binding or not, to create any additional such Plan or modify or change any existing plan or arrangement. The trustee has been duly appointed.

     7.7 Personnel.

        (a) Schedule 7.7 attached hereto lists the names and current salaries of all directors and officers of CAS and the amount of all bonuses accrued and to be paid by CAS to all directors and officers of CAS for services rendered to CAS through December 31, 1996.

        (b) Except as contained on Schedule 7.7 attached hereto, CAS is not, or will not be, by reason of anything done hereafter in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, liable to any employees of CAS for any amount of severance pay or for any other similar payments.

        (c) There is no unfair labor practice pending against CAS before the National Labor Relations Board. There is no labor strike, slowdown or stoppage, or any union organizing campaign, actually pending or to the knowledge of CAS of the Management Purchasers, threatened against or involving CAS. No collective bargaining agreement is currently being negotiated by CAS.

        (d) Except as set forth on Schedule 7.7, CAS has not entered into any employment agreements or similar arrangements related to the compensation of its officers.

     7.8 Sales and Use Taxes. CAS has duly filed all sales and use tax returns necessary to be filed by it, and CAS has duly paid or made provisions for the payment of all such taxes, (including any interest or penalties) which are due and payable to such returns or pursuant to any assessments with respect to all such taxes, whether or not in conjunction with such returns, through the date of closing.

        Except as set forth on Schedule 7.8 attached hereto, there are no pending or threatened examinations or audits of the returns or reports of CAS, or claims asserted for sales or use taxes or assessments (other than as listed by CAS on Schedule 7.8 attached hereto) for CAS operations, nor are there outstanding waivers or agreements extending the statutory period of limitations applicable to any tax return or report for any period.

     7.9 Corporate Documents. Complete and correct copies of the Articles of Incorporation of CAS ("Articles") and all amendments thereto, certified by the Secretary of State of Washington, and of the By-Laws of CAS, as amended, certified by the Secretary of CAS, have been furnished to the ESOT Purchaser and no amendments to the Articles or the By-Laws have been adopted subsequent to said furnishing. CAS is not in default in the performance, observation or fulfillment of its Articles or By-Laws.

     7.10 Liabilities. There are no material transactions in which CAS has been involved or in which CAS has participated in the last five years or which represents a current or contingent commitment or liability which are not reflected on Schedule 7.10 attached hereto, in the Annual Financial Statements (defined in Section 6.8) or in resolutions, or minutes, certified copies of which have been delivered to all parties.

     7.11 Environmental Matters. Except as set forth on Schedule 7.11 attached hereto, to the best of Management Purchasers' knowledge, no condition exists at any facility of, or real property owned by, CAS with respect to the storage or discharge into the earth or its atmosphere of effluents, waste or other materials, solid, liquid or gaseous, nor has any waste been disposed of in any way or manner, in violation of law. CAS has not received any notice from any governmental body claiming any material violation of any zoning, building, health or safety law or ordinance, or requiring any material work, repairs, construction, alterations, noise reduction, cleanup or installation which has not been fully complied with.

     7.12 No Violation. Except as disclosed on Schedule 7.12 attached hereto, CAS is not in violation of, or is under investigation with respect to, or has been charged with or given notice of any violation of, any applicable law, statute, order, rule, regulation, policy or guideline promulgated, or judgment entered, by any federal, state, local or foreign court or governmental authority relating to or affecting CAS, or any of its properties, where such violation could have a material adverse effect on CAS. Neither CAS nor any director, officer, agent, employee or other person associated with or acting on behalf of any of them in connection with the business of CAS, has (i) used any corporate funds for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity, or made any direct or indirect unlawful payments to government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

     7.13 Licenses, Patents, Trademarks. Schedule 7.13 attached hereto contains a list and rief description of all domestic and foreign letters patent, patents, patent applications, patent and know-how licenses, trade names, trademark registrations and applications, common law trademarks, and copyright registrations and applications (collectively, the "Intangibles"), owned by CAS. The business of CAS is being carried on without conflict with registered patents, licenses, trademarks, copyrights, and trade names or other proprietary rights of others. CAS has not received notice that it infringed or is infringing on any Intangible, invention, technology, process, design, computer program, know-how or formulae of another. Except as described in Schedule 7.13, CAS has not assigned any rights in, or granted any security interest in, any of its trade secrets, trademarks or copyrights and no current or previous key employees or consultants of CAS have any rights in any inventions, software programs or designs or other proprietary concepts, whether or not patentable or copyrightable, which relate in any material respect to the business of CAS.

     7.14 Title to and Condition of Assets. Schedule 7.14 attached hereto contains a list and brief description of each parcel of real property owned by CAS or under which CAS is a lessee, true copies of any applicable leases (including all amendments thereof and modifications thereto) having been delivered to the ESOT Purchaser prior to the date hereof.

        (a) Except as set forth on Schedule 7.14, CAS has good and valid title to all of its personal property and leasehold interests, including but not limited to the property and assets reflected on its balance sheet as of December 31, 1996, included in the Financial Statements (other than property and assets disposed of in the ordinary course of business since such date) free and clear of all material title defects and all liens, pledges, claims, charges, security interests, and other encumbrances. Except as set forth in Schedule 7.14, CAS has not received notice of any existing claims adverse or challenges to the title or ownership of any personal property of CAS.

        (b) All personal property material to the condition (financial or otherwise), operations, business or prospects of CAS, and all buildings, structures and fixtures used by CAS in the conduct of its business are, considering their ages and uses, in satisfactory operating condition (subject to normal maintenance and repair). CAS has not received notice of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of any notice that it has failed to comply in any respect with such obligations.

     7.15 No Material  Change.  Since December 31, 1996,  except as disclosed in
Schedule 7.15 attached hereto, there has not been: (i) any materially adverse change (whether or not in the ordinary and usual course of business) in the financial condition, net worth, assets, liabilities, personnel, business, or results of operations of CAS, (ii) any damage, destruction or loss (whether or not covered by insurance) materially affecting the business of CAS, (iii) any material increase in the compensation payable or to become payable by CAS to its officers or key employees, pursuant to any agreement, bonus, insurance, pension or other beneficial plan or arrangement made to or for the benefit of any such officers or key employees, other than in a manner consistent with historical practice, (iv) any loans to or borrowing by CAS, any mortgage or pledge with respect to any of their properties or assets or any assumption, guarantee, endorsement or other agreement to become liable (directly, contingently or otherwise) for any loans to any other person or entity, (v) any sale or disposition (or agreement to sell or dispose) of any assets, tangible or intangible, of CAS, except in the ordinary course of business, (vi) any cancellation (or agreement to cancel) of more than $10,000 in the aggregate of any debts owed to or claims of CAS, except in the ordinary course of business or
(vii) any amendment or termination of any material contract, agreement or license to which CAS is a party, (viii) any amendment to the Articles or By-Laws of, or any merger or consolidation of, CAS.

     7.16 Accounts Receivable. Schedule 7.16 attached hereto sets forth an accurate, correct and complete aging of all outstanding accounts and notes receivable as of December 31, 1996. All outstanding accounts and notes receivable reflected on the Financial Statements delivered to the ESOT Purchaser are due and valid claims against account debtors for goods or services delivered or rendered. All receivables arose in the ordinary course of business. No receivables are subject to prior assignment, claim, lien or security interest.

     7.17 Contracts. Schedule 7.17 attached hereto sets forth a complete and accurate list of all outstanding contracts to which CAS is a party, other than purchase orders and any contract which involves an aggregate expenditure after the date of this Agreement of not more than $10,000 and which is not already reflected in the Annual or Interim Financial Statements. Schedule 7.17 identifies all contracts of CAS with its officers, directors, shareholders or any other person, firm or corporation affiliated with such persons.

     7.18 Insurance. Schedule 7.18 attached hereto sets forth an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, sell insurance programs or fidelity bonds ("Insurance") maintained by CAS or in which CAS is a named insured. Except as set forth on Schedule 7.18, since December 31, 1996, there have been no claims or events which could form the basis of a claim against any Insurance as to which any insurer has denied liability, and there are no claims filed after December 31, 1996, under any Insurance that have been disallowed or improperly filed. No notice of cancellation or non-renewal with respect to any insurance has been received by CAS.

                                   ARTICLE 8.
             Representations and Warranties Concerning the Property

     In connection with the conveyance of the Property to Seller, CAS represents and warrants to Seller as follows:

     8.1 Compliance. To the best of CAS's actual knowledge, and except as otherwise disclosed to Seller by CAS, CAS has not received any written notice that the current use and operation of the Property is not in compliance with actual building codes, local, state, and federal laws and regulations.

     8.2 Procedures. CAS has not received any notice of any condemnation, environmental, zoning, or any other land use regulations or proceedings either instituted or, to CAS's actual knowledge, threatened or planned to be instituted which would materially affect the use and operation of the Property.

     8.3 Litigation. There is no litigation pending, or, to CAS's actual knowledge, threatened against CAS arising out of the ownership or use of the Property.

     8.4 Ownership. CAS is the sole owner of the Property and has the full right, power, and authority to convey the Property to Seller.

     8.5 Hazardous Materials. To CAS's knowledge, except to the extent set forth in this Agreement, CAS has not received any written notice from any governmental agency and has no actual knowledge that there exists any hazardous materials in or under the Property in violation of applicable laws, rules, regulations, ordinances, or orders.

     For purposes of this Section 8.5, the term "hazardous material" shall include any substance, chemical, compound, or mixture which is (or which contains any substance, chemical compound, or mixture which is:

        (a) a "Hazardous Substance," "Hazardous Material," "Hazardous Waste," or "Toxic Substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601, et seq., the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801, et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq.;

        (b) an "Extremely Hazardous Waste," a "Hazardous Waste," or a "Restricted Hazardous Waste," under Section 25115, 25117, or 25112.7 of the California Health and Safety Code, or is listed pursuant to Section 25140 of the California Health and Safety Code;

        (c) a "Hazardous Material," "Hazardous Substance," or "Hazardous Waste" under Section 25281, 25316, or 25501 of the California Health and Safety Code;

        (d) "Oil" or a "Hazardous Substance" under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. ss. 1321 as well as any other hydrocarbonic substance or by-product.

        (e) listed under any law, rules, or regulations of the State of Washington as hazardous or toxic;

        (f) a material which, due to its characteristics or interaction with one or more other substances, chemical compounds, or mixtures, damages or threatens to damage health, safety, or the environment, or is required by any law or public agency to be remediated, including remediation which such law or public agency requires in order for the property to be put to any lawful purpose; or

        (g) any material the presence of which would require remediation pursuant to the guidelines set forth in the State of California Leaking Underground Fuel Tank Field Manual, whether or not the presence of such material resulted from a leaking underground fuel tank.

     8.6 No Encumbrances. The Property is free and clear of liens and encumbrances other than as described or referenced in Section 4.6 hereof.

     8.7 Condition of Structures. To CAS's knowledge, (i) no building on the Property is in need of repairs to any structural components, including but not limited to the foundation, floor slabs, load-bearing walls, roof structure, and roof membrane; and (ii) the parking areas and related paved areas within the Property are in good condition and are not in need of repair or repaving.

                                   ARTICLE 9.
              Representations and Warranties of the ESOT Purchaser

         The Trustee, in its capacity as such and on behalf of the ESOT Purchaser, represents and warrants to the Seller and the CAS as follows:

     9.1 Necessary Authority. The Trustee has full power and authority under the ESOT to execute and deliver this Agreement on behalf of the ESOT Purchaser and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Trustee on behalf of the ESOT Purchaser and constitutes the legal, valid and binding obligation of the ESOT Purchaser, enforceable against the ESOT Purchaser in accordance with its terms, except as the same may be limited by ERISA, bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

     9.2 No Conflicts. The execution, delivery and performance of this Agreement by the Trustee, in its capacity as such and on behalf of the ESOT Purchaser and the consummation of the transactions contemplated herein do not (a) require the consent or approval of, or filing with, any person or public authority; (b) constitute or result in the breach of any provision of, or constitute a default under, the Columbia Analytical Services, Inc., Employee Stock Ownership Plan ("ESOP"), the ESOT Loan and Pledge Agreement, or any agreement, indenture or other instrument known to the Trustee to which the Trustee, in its capacity as such, or the ESOT Purchaser is a party or by which it or its assets may be bound; or (c) violate any law, regulation, judgment or order binding upon the Trustee, in its capacity as such, or the ESOT Purchaser or give rise to any liability to the ESOT Purchaser under Title I of ERISA or Section 4975 of the Code.

     9.3 Qualification. The ESOP is, in form, an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and, in form, qualifies under Section 401(a) of the Code. The ESOT Purchaser has been duly constituted in accordance with valid and binding trust instruments, is validly existing and, in form, qualifies under Section 501(a) of the Code.

                                   ARTICLE 10.
            Seller and Management Purchasers Obligations to Indemnify

     10.1 Seller. Subject to Section 10.10, Seller shall indemnify and hold harmless CAS, Management Purchasers, the ESOT Purchaser, and the ESOT Purchaser's authorized agents and representatives, against any and all costs, losses, claims (including claims by third parties), liabilities, fines, penalties, damages, and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) suffered by any of them in connection with: (a) any inaccuracy in or breach of any representations or warranties of the Seller made in Articles 5 and

6 hereof or in any document, certificate, or exhibit delivered by the Seller in accordance with the provisions of this Agreement; (b) any breach by the Seller of this Agreement; or (c) all past and present liabilities relative to Seller's operations, excluding any operations related to the operations of CAS and for all of Seller's other operations, including any such operations no longer in existence.

     10.2 Management Purchasers. Subject to Section 10.10, Management Purchasers, jointly and severally, shall indemnify and hold harmless CAS, the ESOT Purchaser and the ESOT Purchaser's authorized agents and representatives, against any and all costs, losses, claims (including claims by third parties), liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) suffered by any of them in connection with any inaccuracy in or breach of any representations or warranties of the Management Purchasers set forth in Article 6 hereof.

     10.3 CAS and Management Purchasers. CAS and the Management Purchasers, jointly and severally, shall indemnify and hold harmless Seller, the ESOT Purchaser and the ESOT Purchaser's authorized agents and representatives, against any and all costs, losses, claims (including claims by third parties), liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) suffered by any of them in connection with any inaccuracy in or breach of any representations or warranties of CAS and Management Purchasers set forth in Article 7 hereof.

     10.4 CAS. CAS will indemnify and hold harmless Seller from and against any and all costs, losses, claims (including claims by third parties), liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs, and reasonable fees and disbursements of counsel) suffered by Seller in connection with (a) any inaccuracy in or breach of any representation or warranties of CAS herein or in any document, certificate, or exhibit delivered by CAS or any officer of CAS pursuant to this Agreement; and (b) relative to CAS's past, present, and future operations.

     10.5 Environmental Indemnity. From and after the Closing, CAS agrees to indemnify, defend, and hold Seller harmless from and against any and all Environmental Claims (as defined below) that may arise in connection with or in any way related to the handling, storage, existence, or release of Hazardous Materials (as defined in Section 8.5 hereof) at, beneath, to, from, or above (a) the Property, (b) in connection with any CAS operations conducted at the Bothell, Washington facility occupied by CAS ("Bothell Facility") during CAS's occupation of such facility, or (c) in connection with CAS's operations conducted at the laboratory facility on Ringwood Avenue in San Jose, California during CAS's occupation of such facility. CAS shall defend Seller in connection with the foregoing indemnity obligations with legal counsel reasonably acceptable to Seller. As used herein, the term "Environmental Claims" means any and all actual, threatened, or potential claims, proceedings, suits, actions, causes of actions, demands, losses, obligations, orders, requirements, restrictions, or directives of any governmental agency or entity, liens, penalties, fines, charges, deaths, damages, costs, and expenses of every kind and nature whether now known or unknown, whether foreseeable or unforeseeable, whether under any foreign, federal, or state or local law (both statutory and nonstatutory) and whether asserted or demanded by a third party against Seller or incurred directly or indirectly by Seller. The provisions of this indemnity shall survive the Closing and recordation of the warranty deed and shall run to the benefit of Seller's successors and assigns.

     10.6 Limitation of Seller's Liability; Offset of Notes.

        (a) Seller's liability under Section 10.1 shall be limited to the aggregate amount of Six Million Dollars ($6,000,000.00).

        (b) Should Seller become obligated to indemnify CAS or the ESOT Purchaser prior to such time as the Notes have been repaid in full, Seller shall be entitled to offset any portion of its liability against the amounts owed to Seller under the Notes, regardless whether such amounts have become due and payable.

     10.7 Survival. All representations, warranties, indemnities, covenants, and agreements made by the Seller, Management Purchasers, and CAS herein or in any other document executed by Seller, Management Purchasers, or CAS in connection herewith shall survive the Closing.

     10.8 Limitations. Notwithstanding the foregoing or anything else in this Agreement to the contrary, an indemnitee shall not be entitled to indemnification for losses arising out of matters referred to in this Article 10, unless each such entity shall have given written notice to the indemnitor and, each other, setting forth its claim for indemnification in reasonable detail.

     10.9 Defense. Indemnitee shall promptly give written notice to the indemnitor and each other after such entity has knowledge that any legal proceeding has been brought or any claim has been asserted in respect of which indemnification may be sought under the provisions of this Article 10. If the indemnitor, within 10 days after such notice has been given (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing the indemnitor's obligation to indemnify, then the indemnitor shall have the right to control the defense of such claim or proceeding, and the indemnitee shall not settle or compromise such claim or proceeding without the written consent of the indemnitor, which consent shall not unreasonably be withheld or delayed. The indemnitee may in any event participate in any such defense with its own counsel and at its own expense.

     10.10 Seller's Reliance on CAS Management

        (a) The Management Purchasers, CAS and the ESOT Purchaser acknowledge that, in making the representations and warranties set forth in paragraph (a) of
Section 5.4, paragraphs (a) and (b) of Section 5.8, and Article 6 hereof, Seller has relied exclusively upon (i) the truthfulness of statements made by management of CAS from time to time and the statements set forth in a certificate of Stephen W. Vincent in the form attached hereto as Exhibit "10.10" (the "CAS Officer's Certificate"); (ii) the opinion letter of Alan L. Engstrom delivered at the Closing pursuant to Section 11.3(f) hereof (the "Opinion Letter"); and (iii) the assumption that, during such time as CAS has been a subsidiary of Seller, CAS's Board of Directors and management have at all times acted in the best interests of CAS and Seller. Seller has made no independent investigation of the matters discussed in such representations and warranties. Seller shall have no liability to the Management Purchasers, CAS or the ESOT

Purchaser in connection with any breach of such representations and warranties to the extend such breach is related to any of the following facts or circumstances, unless such facts or circumstances were known to Seller prior to the Closing:

           (1) any facts or circumstances that are inaccurately or incompletely described in the CAS Officer's Certificate;

           (2) any inaccurate legal opinion contained in the Opinion Letter, or any inaccurate statement of fact upon which the Opinion Letter has relied;

           (3) a breach by CAS's Board of Directors, or any of its officers of his/her or its fiduciary duties to CAS or Seller; and

           (4) a failure of CAS's Board of Directors to follow the instructions of Seller, or the failure of CAS's management to follow the instructions of Seller or the Board of Directors of CAS.

        (b) Notwithstanding the fact that Stephen Vincent or any other executive officer of CAS may have been deemed to be an executive officer of Seller under the Securities Exchange Act of 1934 or any other law or regulation, Seller shall not be deemed to have possessed knowledge of any facts or circumstances solely by virtue of Mr. Vincent's or such other executive officer's knowledge of such facts or circumstances.

                                   ARTICLE 11.
                              Conditions to Closing

     11.1 Conditions to Each Party's Obligations at the Closing. The respective obligations of each party to this Agreement to effect the purchase and sale of the Common Shares and the Super Common Shares shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) At the time of the Closing, the purchase of the Common Shares hereunder by CAS, the purchase of the Super Common Shares hereunder by the ESOT Purchaser, and the purchase of the shares of Common Stock by the Management Purchasers from CAS shall be legally permitted by all laws and regulations to which CAS and the Seller are subject.

        (b) All third party consents required in connection with the purchase and sale of the Common Shares and the Super Common Shares hereunder and the conveyance of the Property shall have been obtained.

        (c) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint of prohibition preventing the consummation of the purchase and sale of the Common Shares or the Super Common Shares or the conveyance of Property shall have been issued, nor shall any proceeding brought by any governmental agency seeking any of the foregoing be pending; nor shall there, by any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the purchase and sale of the Common Shares or the Super Common Shares or the conveyance of the Property which makes the consummation of any of such transactions illegal.

        (d) The Recapitalization shall have been completed.

       11.2 Additional Conditions to Obligations of CAS and the ESOT Purchaser. In addition to the conditions set forth in Section 11.1, the obligations of CAS and the ESOT Purchaser to purchase the Common Shares and Super Common Shares, respectively, and to convey the Property to Seller shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) All of the representations and warranties made by Seller herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except as expressly contemplated herein and CAS and the ESOT Purchaser shall have received a certificate to such effect signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller.

        (b) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and CAS and the ESOT Purchaser shall have received a certificate to such effect signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller.

        (c) CAS shall have obtained financing for the ESOT Loan from a qualified financial institution and shall have loaned such amount to ESOT Purchaser.

        (d) The ESOT Purchaser shall have received a fairness opinion from its financial advisor to the effect that the portion of the Purchase Price payable by the ESOT does not exceed the fair market value of the Super Common Shares and that the purchase of the Super Common Shares is fair to the ESOT from a financial point of view.

        (e) Seller shall have executed and delivered a Master Services Agreement in substantially the form attached as Exhibit 11.2(e) hereto (the "MSA").

        (f) Seller shall have executed and delivered the Lease Agreement and a sublease for the Bothell Facility in the form of Exhibit 11.2(f) attached hereto (the "Sublease").

        (g) EMCON shall have executed and delivered a Right of First Refusal and Stock Option Agreement in the form attached hereto as Exhibit 11.2(g);

        (h) The ESOT  Purchaser and CAS shall have received a legal opinion from
R. Michael Momboisse, Chief Financial Officer and Vice-President-Legal of Seller, in substantially the form of Exhibit 11.2(h) attached hereto.

        (i) The ESOT Purchaser shall have received a legal opinion from Alan Engstrom, counsel to CAS, in substantially the form of Exhibit 11.2(i) attached hereto.

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

        (j) All other agreements and documents required to be executed or delivered by Seller or Management Purchasers shall have been executed and delivered by them as contemplated hereby.

     11.3 Additional Conditions to Seller's Obligations. In addition to the conditions set forth in Section 11.1, Seller's obligations to sell the Common Shares and the Super Common Shares to CAS and the ESOT Purchaser, respectively, shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) All of the representations and warranties made by the ESOT Purchaser, Management Purchasers, and CAS herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except as expressly contemplated herein, and Seller shall have received certificates to such effect signed by the Trustee on behalf of the ESOT Purchaser and signed by Stephen W. Vincent, as Chief Executive Officer of CAS and on behalf of the Management Purchasers, each of whom hereby appoints Mr. Vincent to act as his or her representative for such purpose.

        (b) The ESOT Purchasers, CAS, and Management Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Seller shall have received certificates to such effect signed by the Trustee on behalf of the ESOT Purchaser and signed by Stephen W. Vincent, as Chief Executive Officer of CAS and on behalf of the Management Purchasers, each of whom hereby appoints Mr. Vincent to act as his or her representative for such purpose.

        (c) CAS shall have executed and delivered the EMCON Notes and Assignment of Stock Pledge Agreement.

        (d) CAS shall have executed and delivered the MSA.

        (e) CAS shall have executed and delivered the Lease Agreement and the Sublease.

        (f) Seller shall have received a legal opinion from Alan Engstrom, counsel to CAS, in substantially the form of Exhibit 11.3(f) attached hereto.

        (g) Seller shall have received a legal opinion from McDermott, Will & Emery, counsel to the ESOT, in substantially the form of Exhibit 11.3(g) attached hereto.

        (h) The CAS Officer's Certificate shall be executed and delivered to Seller.

        (i) Seller shall have received a letter from Houlihan, Lokey, Howard, and Zukin ("Houlihan") stating in substance that, in its opinion, the approach taken by Williamette Management Associates, Inc. with respect to the evaluation of CAS, and its conclusion regarding the purchase price paid by the ESOT Purchaser for the Super Common Shares are reasonable based on the information reviewed by Houlihan in connection with its engagement by Seller.

        (j) All other agreements or documents required to be executed or delivered by CAS, the ESOT Purchaser, or Management Purchaser shall have been executed and delivered by them as contemplated hereby.

     11.4 Additional Conditions to Obligations of Management Purchasers. In addition to the conditions set forth in Section 11.1, the Management Purchasers' obligations to purchase the shares of Common Stock from CAS shall be subject to the satisfaction of all the conditions set forth in Sections 11.2 and the additional condition that CAS shall have executed and delivered employment agreements with members of senior management listed on Schedule 11.4 hereto in the form attached hereto as Exhibit 11.4

                                   ARTICLE 12.
              Pre-Closing and Post-Closing Covenants of the Parties

     12.1 Plan Operation. CAS shall submit the Columbia Analytical Services, Inc., Employee Stock Ownership Plan ("ESOP") to the Internal Revenue Service ("IRS") for a favorable determination letter within the remedial amendment period set forth in Section 401(b) of the Code and shall make such changes to the ESOP as the IRS requires as a condition to the issuance of such determination letter. Further, CAS shall cause the ESOP to be operated and administered as a qualified plan under Sections 401(a) and 4975(e)(7) of the Code and in material compliance with all applicable requirements of ERISA and regulations thereunder as from time to time in effect and applicable to the ESOP.

     12.2 401(k) Plan Rollover. Seller shall provide pre- and post-closing assistance to CAS in the transfer of CAS Employees' 401(k) Plan accounts, including converting 401(k) loan assets to a new 401(k) plan administrator. All CAS employees participating in the Seller's 401(k) Plan shall be deemed fully vested in such plan as of Closing and entitled to rollover of their vested and unvested account balances conditioned upon satisfaction of all remaining ERISA requirements.

     12.3 Purchase of Stock by Management Purchasers. Following Closing, the Management Purchasers shall purchase the stock from CAS as contemplated by
Section 1.4.

     12.4 Reimbursement of Long Distance. Seller currently has a contract with MCI for long distance service. Seller and CAS agree that CAS will continue to use MCI under the terms of this contract until such time as the parties mutually agree otherwise. Seller shall invoice CAS monthly for its actual charges under the MCI contract and CAS shall timely pay such invoice as is customary in the industry.

     12.5 Expenses. CAS shall pay its expenses and the expenses of the ESOT Purchaser, incurred in connection with the authorization, preparation, execution and performance of this Agreement.

     12.6 Further Assurance. Consistent with the terms and conditions hereof, each party hereto shall execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

     12.7 Confidentiality. All written and unwritten information made available to the ESOT Purchaser and its representatives and all copies, excerpts and summaries thereof shall be treated and held by them in confidence, excepting only that such data may be disclosed in confidence to advisors and agents of the ESOT Purchaser and potential lenders for the sole purpose of carrying out the terms of this Agreement.

     12.8 Cooperation in Financial Reporting and Tax. After the Closing CAS and the Management Purchasers agree to cooperate, and to cause CAS's accountants to cooperate, with Seller and its accountants in:

        (a) the preparation or auditing of any consolidated financial statements of Seller and any reports required to be filed by Seller with the Securities and Exchange Commission;

        (b) the  preparation of any tax return or compliance with any tax audit;
or

        (c) any matter of a similar nature; with respect to any period during which CAS was a subsidiary of Seller.

     12.9 Continued Coverage Under Seller Group Plans. From the Closing Date through April 30, 1997, Seller agrees to maintain coverage under its standard life, accidental death and dismemberment, long-term disability, and supplemental life insurance plans for the benefit of each person who was an employee of CAS on the Closing Date to the same extent as any such employee would have been eligible for coverage under such plans were CAS to remain a wholly-owned subsidiary of Seller. CAS agrees to reimburse Seller for all premiums paid by Seller on behalf of such employees for coverage on or after the Closing Date, as well as any additional costs incurred by Seller in connection with such coverage.

     12.10 Issuances of Additional Equity Security. After the date hereof, until such time as the ESOT Notes have been repaid in full, CAS shall not issue any equity securities (including instruments or securities exercisable for or convertible into equity securities) without the written consent of EMCON and the ESOT Purchaser, other than:

        (i) the shares of Common Stock to be purchased by the Management Purchasers pursuant to Section 1.4 hereof; and

        (ii) the  options  granted  to the  Management  Purchasers  pursuant  to
Section 1.5 hereof and up to 1,516,666 shares of Common Stock issued upon exercise of such options.

                                   ARTICLE 13.
                                     General

     13.1 Execution of Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     13.2 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered personally, by registered or certified mail, postage prepaid, overnight courier, or by facsimile, as follows:

                  If to the Seller:
                  EMCON
                  Attention:  R. Michael Momboisse, CFO
                  400 South El Camino Real, Suite 1200
                  San Mateo, CA 94402-1708
                  Facsimile:  (415) 375-0763

                  If to the Management Purchasers:
                  Columbia Analytical Services, Inc.
                  Attention:  Stephen W. Vincent
                  1317 S. 13th Ave.
                  P.O. Box 479
                  Kelso, WA  98626
                  Facsimile: (360) 425-9096

                  If to the ESOT Purchaser:
                  CAS Employee Stock Ownership Trust.
                  c/o Columbia Analytical Services, Inc.
                  1317 S. 13th Ave.
                  P.O. Box 479
                  Kelso, WA 98626
                  Facsimile:  (360) 425-9096

                  If to CAS to:
                  Columbia Analytical Services, Inc.
                  Attention: Stephen W. Vincent, President
                  1317 S. 13th Ave.
                  P.O. Box 479
                  Kelso, WA 98626
                  Facsimile:  (360) 425-9096

or to such other address or facsimile number as shall be furnished in like manner by any party to the others. Any such notice shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (a) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit of the messenger (if transmitted by personal delivery) or the confirmation of receipt (if transmitted via facsimile); or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

     13.3 Assignment, Successors and. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties other than to a party that acquired substantially all of the transferor's assets through a merger or asset purchase.

     13.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the substantive laws of the State of Washington, except as preempted by ERISA or required by the Code. Venue and jurisdiction for any suit or proceeding with respect to the interpretation or enforcement of any provision hereof shall be in the County of Cowlitz, State of Washington.

     13.5 Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, constitutes the entire agreement among the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof. Any prior written agreements or letters of intent among the parties shall, upon the execution of this Agreement, be null and void.

     13.6 Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.

     13.7 Representations as to Compliance with Law. Whenever a representation or warranty is made herein with respect to compliance with any law, that representation means the applicable subject matter is in compliance with applicable statutes, regulations and ordinances as in existence on the date hereof and on the Closing Date and does not extend to any amendments or revisions of such laws adopted subsequent to such dates.

     13.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder.

     13.9 Facsimile Signatures. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     13.10 ERISA Construction. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under ERISA and the Code, and regulations issued thereunder, but if any provision of this Agreement shall be prohibited by, or invalid or unenforceable under, such statutes or regulations, such provision shall be ineffective and unenforceable to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.11 Waiver, Discharge, etc. This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the parties hereto. The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.

     13.12 Action Taken as Trustee. This document was executed by the Trustee, not in its individual or corporate capacity, but solely as Trustee of the Trust. The performance of this Agreement by the Trustee and any and all duties, obligations and liabilities of the Trustee hereunder shall be effected by it only as Trustee. The Trustee does not undertake nor shall it have any individual or corporate liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement, or the representations, covenants or warranties contained herein.

     13.13 Consents or Waivers by Management Purchasers. The holders of a majority of the shares of Common Stock sold to the Management Purchasers pursuant to paragraph 1.4 hereof shall have the power and authority to execute any waiver, consent, or amendment of or pursuant to this Agreement on behalf of all of the Management Purchasers; provided, however, that any such instrument that materially and adversely affects the rights of any Management Purchaser relative to the rights of the other Management Purchasers shall not be effective against such Management Purchaser unless signed by him/her.

     IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.

EMCON, a California corporation          __/s/________________________________
                                         STEPHEN W VINCENT

By  /s/R. Michael Momboisse              _/s/_________________________________
   ------------------------------------  GENE BENNETT
        Its  CFO & VP Legal
             --------------------------

"Seller"
COLUMBIA ANALYTICAL SERVICES, INC.,
a Washington corporation                 ____/s/______________________________
                                         DAVID L. EDELMAN, JR.

By /s/Stephen W. Vincent
   ------------------------------------
         Its President                   _______/s/___________________________
             --------------------------  JEFF CHRISTIAN
"CAS"
NORTHWESTERN TRUST, Trustee of the
COLUMBIA ANALYTICAL SERVICES, INC.,
EMPLOYEE STOCK OWNERSHIP TRUST           _____/s/_____________________________
                                         JUDIE A. SCHOLES
By /s/Stephen W. Vincent
   -----------------------------------
    Its President
        -------------------------------

                  "ESOT Purchaser"       ___/s/_______________________________
                                         JOHN S. TAI

                                         ___/s/_______________________________
                                         ERIC H. GRINDELAND


                                         By____/s/____________________________
                                           STEPHEN W. VINCENT, Attorney-in-Fact

                                         _____/s/_____________________________
                                         MICHAEL SHELTON


                                         By_______/s/_________________________
                                           STEPHEN W. VINCENT, Attorney-in-Fact

                                                         "Management Purchasers"


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